SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2013

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-059-5156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code) 512.519.0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Bonus

On May 28, 2013, the Board of Directors (the “Board”) of Vermillion, Inc. (the “Company”) approved a $50,000 bonus payment Thomas McLain, the Company’s Chief Executive Officer. Pursuant to Mr. McLain’s employment agreement with the Company effective March 18, 2013 (the “Employment Agreement”), Mr. McLain was eligible for a $50,000 bonus upon completion of a fund raising event of a minimum net to Vermillion of $4 million. As previously announced by the Company in a form 8-K filed on May 14, 2013, the Company closed a private placement of its common stock and warrants on May 13, 2013, for which net proceeds to the Company totaled approximately $11.8 million.

The foregoing description of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which was filed by the Company as Exhibit 10.1 to Form 8-K on March 13, 2013.

Vice President of Finance

On May 28, 2013, the Board approved the promotion of Eric Schoen to Vice President of Finance, effective immediately. Mr. Schoen will also continue to serve as the Company’s Chief Accounting Officer. In connection with Mr. Schoen’s promotion, the Board approved his annual base salary to be $200,000.

Mr. Schoen, age 45, joined the Company in July 2010 as Corporate Controller and was appointed as Chief Accounting Officer on October 6, 2011. Prior to joining the Company, Mr. Schoen served as Revenue Controller for Borland Software from 2007 to 2010. From 2000 to 2007, he served in Corporate Controller and Director of Finance roles for Trilogy Enterprises, Momentum Software and Alticast, Inc. Mr. Schoen also spent nine years with PricewaterhouseCoopers, most recently as a Manager in the audit and assurance, transaction services and global capital markets practices. Mr. Schoen received his Bachelor of Science in Finance from Santa Clara University and is also a certified public accountant in the State of Washington.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: May 31, 2013	By:	/s/ Eric J. Schoen
Eric J. Schoen Vice President of Finance and Chief Accounting Officer